NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reaffirms 2017 Outlook, Renews Share Repurchase Program, and Provides 2018 Outlook
Highlights:

•	Sales, diluted EPS, and free cash outlook reaffirmed for 2017

•	2018 outlook

–	Sales growth of 3 to 6%

–	Diluted EPS of $4.05 to $4.55

–	Free cash flow of at least 90% of net income
PITTSBURGH, Dec. 13, 2017 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC) reaffirms its 2017 outlook, announces a new share repurchase authorization to replace the existing authorization expiring at the end of 2017, and provides its 2018 outlook.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, "We are pleased with the continued positive momentum in our business in the fourth quarter and our return to sales growth this year. We reaffirm our full year 2017 outlook of 3% to 4% sales growth, diluted EPS of $3.75 to $3.95, and free cash flow generation of at least 90% of net income."
Mr. Engel continued, "We expect favorable conditions and positive growth in our end markets to continue in 2018.  Our outlook includes above-market performance, execution of our profitable growth initiatives, investments in our people and processes, and maintaining our cost and cash management discipline.  As a result, we expect sales growth in the range of 3% to 6%, EPS of $4.05 to $4.55 per diluted share, and free cash flow generation of at least 90% of net income in 2018.  In addition, we believe we are well-positioned to benefit from the U.S. tax reform proposals now being considered by Congress; however, this benefit has not been reflected in our outlook.
We remain focused on delivering above-market sales growth, improving profitability, generating strong cash flow, and increasing shareholder value.  The free cash flow generation capability of our business supports continued investment in our differentiated, services-oriented business model and One WESCO growth initiatives, including acquisitions, while providing us with the ability to return capital to our shareholders. Our efforts remain centered on providing excellent customer service and delivering value to our customers’ operations and supply chains by providing comprehensive product and service solutions that meet their capital project, MRO and OEM needs."
Dave Schulz, WESCO's Senior Vice President and Chief Financial Officer, added, "The new share repurchase authorization of up to $300 million over the next three years demonstrates confidence in our long-term growth outlook and in our ability to continue to generate strong and consistent free cash flow."
The Company may utilize various methods to effect repurchases of its common stock under the repurchase program, which could include open market repurchases, negotiated block transactions, accelerated share repurchases or open market solicitations for shares, some of which may be effected through Rule 10b5-1 plans. The amount and timing of any repurchases will depend upon several factors, including market and business conditions, and the share repurchase program may be discontinued at any time.

WESCO will discuss its 2018 outlook during its investor conference call today starting at 11:00 a.m. ET.  The Company has posted a presentation to accompany today's call on its Investor Website (http://wesco.investorroom.com).
The call will be available via the conference dial-in below, as well as a live audio webcast that can be accessed by clicking on the microphone icon on WESCO's Investor Relations home page at www.wesco.investorroom.com.
To participate, please dial 1-877-443-5356 (Domestic), 1-855-669-9657 (Canada) or 1-412-902-6614 (International) a few minutes before the 11:00 a.m. ET start.  Please mention to the operator that you are dialing in for the WESCO conference call.  The live webcast of the investor call and the related presentation materials will be available through the "Investor Relations" section of WESCO's Investor Website (http://wesco.investorroom.com).
Investors can access a replay of the conference call from 2:00 p.m. ET on December 13, 2017 to December 19, 2017 by dialing 1-877-344-7529 (Domestic), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and using the Replay Access Code 10114443.
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About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2016 annual sales were approximately $7.3 billion. The company employs approximately 9,000 people, maintains relationships with over 25,000 suppliers, and serves approximately 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
Forward-Looking Information
All statements made herein that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to: adverse economic conditions; disruptions in operations or information technology systems; supply chain disruptions, changes in supplier strategy or loss of key suppliers; product or other cost fluctuations; expansion of business activities; personnel turnover or labor cost increases; tax law changes or challenges to tax matters; increase in competition; risks related to acquisitions, including the integration of acquired businesses; exchange rate fluctuations; legal or regulatory matters; litigation, disputes, contingencies or claims; debt levels, terms, financial market conditions or interest rate fluctuations; goodwill or intangible asset impairment; stock market, economic or political instability; and other factors described in detail in the Form 10-K for WESCO International, Inc. for the year ended December 31, 2016 and any subsequent filings with the Securities & Exchange Commission. The following presentation includes a discussion of certain non-GAAP financial measures. Information required by Regulation G with respect to such non-GAAP financial measures can be found in the appendix and obtained via WESCO’s website, www.wesco.com.
Non-GAAP Financial Measures
This press release includes free cash flow, which is a non-GAAP financial measure of liquidity. Capital expenditures are deducted from operating activities to determine free cash flow. Free cash flow is available to fund other investing and financing activities.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-2200, Fax: (412) 222-7566
http://www.wesco.com